EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Xcel Pharmaceuticals, Inc. of our report dated August 6, 2002 relating to the historical statements of product contribution for years ended December 31, 2000 and 2001 and the period January 1, 2002 through June 25, 2002 of the Migranal and D.H.E. 45 products of Novartis Pharmaceuticals Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

September 26, 2003